Ex-10.35

STOCK PURCHASE AGREEMENT

among

BUCA, INC.,

BUCA RESTAURANTS 3, INC.,

BERTUCCI’S CORPORATION

and

VINNY T’S ACQUISITION CORPORATION

Dated as of September 25, 2006

i

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	List of Permitted Encumbrances
Exhibit C	Company Releases
Exhibit D	Guaranty
Exhibit E	Transition Services Agreement
Exhibit F	Opinion of Faegre & Benson LLP
Exhibit G	Opinion of Brown Rudnick Berlack Israels LLP

This Stock Purchase Agreement is dated as of September 25, 2006, by and among BUCA, Inc., a Minnesota corporation (“Seller”), BUCA Restaurants 3, Inc., a Minnesota corporation (the “Company”), Bertucci’s Corporation, a Delaware corporation (the “Parent”), and Vinny T’s Acquisition Corporation, a Delaware corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of owning and operating a chain of restaurants doing business under the name “Vinny T’s” (the “Business”);

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company, as more specifically provided herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows (certain capitalized terms used in this Agreement are defined in Article X hereof):

ARTICLE I

Purchase and Sale of Shares; Closing

Section 1.1            Purchase and Sale of Shares.

(a)           Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the issued and outstanding shares (the “Shares”) of common stock, $.01 par value per share, of the Company for an aggregate purchase price of $6,800,000.00 (the “Purchase Price”), subject to adjustment as provided in Article II below.

(b)           The Purchase Price shall be paid by the Buyer to the Seller as follows:

(i)                                  The Buyer shall pay the Seller $3,000,000.00 of the Purchase Price by wire transfer of immediately available funds on the Closing Date to an account designated by the Seller (the “Cash Payment”); and

(ii)                               At the Closing, the Buyer shall deliver to the Seller a promissory note, in the form attached hereto as Exhibit A (the “Promissory Note”), in the original principal amount of $3,800,000.00, provided however, that the amounts due under the Promissory Note may be increased and/or reduced (as applicable) pursuant to the provisions of Section 2.2 and Section 9.3(b) below.

Section 1.2            Closing.

The delivery of the Shares and payment therefore (the “Closing”) will take place at the offices of Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, MA, 02111 at 10:00 a.m. local time, on September 25, 2006, or at such other time and place as the parties hereto may mutually agree, provided however, that if: (1) on the Closing Date (as defined below) the Shares are in the possession of Wells Fargo Foothill, Inc. (the “WFF”) pursuant to that certain Credit Agreement, dated as of November 15, 2004, by and among the Seller and each of its subsidiaries that are signatories thereto, the Lenders that are signatories thereto, and WFF, as the Arranger and the Administrative Agent, as amended (the “BUCA Credit Agreement”); and (2) WFF has agreed in writing to deliver the certificate(s) evidencing the Shares and all stock powers that it has possession of relating to such Shares to the Buyer within three Business Days (as defined in the BUCA Credit Agreement) of the Buyer’s delivery of the Cash Payment to the Seller, then the certificates evidencing the Shares may be delivered to the Buyer promptly after the Closing.  The date on which the Closing occurs is called the “Closing Date.”

Section 1.3            Closing Obligations.

At the Closing:

(a)           Seller will deliver to Buyer (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer (except as provided in Section 1.2 above), and (ii) such other documents as may be required to effect a valid transfer of the Shares by Seller, free and clear of any and all Encumbrances (except as set forth on Exhibit B attached hereto) including, without limitation, those arising under Article 8 of the Uniform Commercial Code of the State of Minnesota.  Such documents shall be in form and substance satisfactory to counsel for Buyer.

(b)           Each of Seller and Company will deliver to Buyer an officer’s certificate in form and substance reasonably satisfactory to Buyer which certificates certify that: (i) each of the representations and warranties of Seller or Company, as applicable, contained in this Agreement are true and correct in all respects as of the Closing Date; (ii) each of the covenants and agreements of Seller or Company, as applicable, in the Agreement to be performed on or prior to the Closing Date have been duly performed in all respects or waived by Buyer or Parent.

(c)           Each of Seller and Company will deliver to Buyer duly executed certificates of their respective Secretaries in form and substance reasonably satisfactory to Buyer certifying (A) resolutions of their respective directors approving this Agreement, the Ancillary Agreements (as defined below) to which they are a party and the transactions contemplated hereby and thereby (together with incumbency and signature certificates regarding the officers signing on behalf of Seller and the Company) and (B) the articles of incorporation and by-laws of Seller and the Company.

(d)           Seller will deliver to Buyer evidence in form and substance reasonably satisfactory to Buyer of the release of all Encumbrances (except as set forth on Exhibit B attached hereto): (i) on the Shares (other than federal and state securities law restrictions); and (ii) on all of the owned assets and properties of the Company, all effective on or before the Closing Date.

(e)           Seller will deliver to Buyer: (i) copies of all consents, approvals and estoppel certificates set forth on Schedule 1.3(e)(i) of the Disclosure Schedules; and (ii) all documentation requested by Buyer transferring to Buyer the Governmental Authorizations issued by Governmental Entities in connection with the Business set forth on Schedule 1.3(e)(ii) of the Disclosure Schedules.

(f)            Seller will deliver to Buyer documents evidencing termination of all agreements between Seller and the Company, except for the Transition Services Agreement (as defined below).

(g)           The Company will deliver to Buyer resignations of all officers and directors of the Company, effective as of the Closing Date.

(h)           The Company will deliver to Buyer general releases in the forms attached hereto as Exhibit C (the “Company Releases”) from Seller and all officers, directors and stockholders of the Company of any liability of the Company to them, or any claim which they may have against the Company.

(i)            The Company will deliver to Buyer a certificate or certificates representing all shares of capital stock of Dedham K&L, Inc., a Massachusetts corporation (“Dedham K&L”), owned of record or beneficially by the Company.

(j)            The Company will deliver to Buyer resignations of Richard Erstad from the board of directors of Dedham K&L and Richard Erstad as Treasurer of Dedham K&L, all effective as of the Closing Date.

(k)           Buyer will pay to Seller the Cash Payment as required by Section 1.1(b)(i).

(l)            Buyer will deliver to Seller the duly executed Promissory Note.

(m)          Parent will deliver to Seller a Guaranty of Buyer’s payments under the Promissory Note, and Buyer’s other obligations under this Agreement, in the form attached hereto as Exhibit D (the “Guaranty”).

(n)           Each of Buyer and Parent will deliver to Seller an officer’s certificate in form and substance reasonably satisfactory to Seller which certificates certify that: (i) each of the representations and warranties of Buyer or Parent, as applicable, contained in this Agreement are true and correct in all respects as of the Closing Date; (ii) each of the covenants and agreements of Buyer or Parent, as applicable, in the Agreement to be performed on or prior to the Closing Date have been duly performed in all respects or waived by Seller.

(o)           Each of Buyer and Parent will deliver to Seller duly executed certificates of their respective Secretaries or Assistant Secretaries in form and substance reasonably satisfactory to Seller certifying (A) resolutions of their respective directors approving this Agreement, the Ancillary Agreements (as defined below) to which they are a party and the transactions contemplated hereby and thereby (together with incumbency and signature certificates regarding the officers signing on behalf of Buyer and Parent), and (B) the certificates of incorporation and by-laws of Buyer and Parent.

(p)           Seller and the Company will deliver to each other a duly executed transition services agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”).

(q)           Faegre & Benson LLP, counsel to Seller and the Company, will deliver an opinion to Buyer and Parent, dated as of the Closing Date, in the form attached hereto as Exhibit F.

(r)            Brown Rudnick Berlack Israels LLP, counsel to Buyer and Parent, will deliver an opinion to Seller, dated as of the Closing Date, in the form attached hereto as Exhibit G.

ARTICLE II

Post-Closing Purchase Price Adjustment

Section 2.1        Working Capital Adjustment.

(a)        Seller and Buyer acknowledge and agree that the consideration to be paid by Buyer hereunder is to be established in part by reference to:

(i)     the non-cash current assets of the Company, equal to the current assets of the Company minus the cash of the Company, each determined in accordance with GAAP (the “Non-Cash Current Assets”), existing at the close of business on the Closing Date; and

(ii)    the current liabilities of the Company, determined in accordance with GAAP (“Current Liabilities”), existing at the close of business on the Closing Date.

(b)        Within 90 days after the Closing Date, Buyer will furnish to Seller: (i) a report (the “Preliminary Report”) stating the Non-Cash Current Assets and the Current Liabilities as of the Closing Date; and (ii) applicable supporting documentation for the Preliminary Report.  Unless Seller gives written notice to Buyer of a good faith objection to a material aspect of the Preliminary Report before the close of business on the 30th day after Seller’s receipt thereof, the Preliminary Report will then become binding upon Seller and Buyer and will be the “Final Report” and such

30th day will be the “Final Report Date.”  If Seller (by written notice to Buyer and Parent before the close of business on such 30th day) objects in good faith to any material aspect of the Preliminary Report, then only those aspects as to which the good faith objection was made will not become binding.  Seller and Buyer will discuss any such objection(s) and, if they reach written agreement amending the Preliminary Report, then the Preliminary Report, as amended by such written agreement, will become binding and will become the Final Report and the date of such written agreement will be the Final Report Date.  If Seller and Buyer do not reach written agreement within 30 days after Seller gives such notice of objection(s), then the matter(s) objected to (and only such matter(s)) will be submitted to PricewaterhouseCoopers, LLP (the “CPA”), certified public accountants (whose fees will be divided equally between Seller and Buyer), who will resolve the dispute by delivery of a written statement of such resolution to Buyer and Seller within 60 days after submission of the dispute to the CPA, which statement, when delivered to Seller and Buyer, will become binding on Seller and Buyer.  Such statement (combined with those aspects of the Preliminary Report as to which Seller did not provide notice of objection) will be the Final Report and the date on which the CPA submits such statement to Seller and Buyer will be the Final Report Date.

Section 2.2        Adjustment Payment.

(a)        The amount equal to the Non-Cash Current Assets minus the Current Liabilities (each as of the Closing Date and as stated in the Final Report) is hereby defined as “Net Working Capital.”  If Net Working Capital is more than $(1,074,400), (the “Maximum Net Working Capital”), then the principal amount due under the Promissory Note shall be increased by Net Working Capital minus the Maximum Net Working Capital.  If Net Working Capital is less than $(1,174,400), (the “Minimum Net Working Capital”), then the principal amount due under the Promissory Note shall be reduced by the Minimum Net Working Capital minus Net Working Capital.

(b)        In the event of a required increase in the principal amount of the Promissory Note under Section 2.2(a), Buyer and Seller covenant and agree to execute an amendment to the Promissory Note within 10 days following the Final Report Date which effectuates such required increase, with interest accruing on the amount of such increase in the principal amount of the Promissory Note from the Closing Date, and such amendment to be reasonably satisfactory in form and substance to the Buyer and the Seller.  In the event of a required decrease in the principal amount of the Promissory Note under Section 2.2(a), Buyer and Seller covenant and agree to execute an amendment to the Promissory Note within 10 days following the Final Report Date which effectuates such required decrease, such amendment to reflect that no interest shall accrue (or shall have ever accrued) on the amount obtained by subtracting the Net Working Capital from the Minimum Net Working Capital, and such amendment to be reasonably satisfactory in form and substance to Buyer and the Seller.

ARTICLE III

Representations and Warranties of the Company and Seller

Except as otherwise set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Company (except with respect to Section 3.1) and Seller, jointly and severally, represent and warrant to Buyer and Parent as follows:

Section 3.1            Organization and Authority of Seller; No Conflicts.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has all requisite corporate power and authority to own, operate and lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  Seller has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the certificates, documents and agreements contemplated by this Agreement (the “Ancillary Agreements”) to which it is a party.  This Agreement and the Ancillary Agreements to which it is a party are legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforcement Exceptions”). The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, constitute or result in: (a) a breach or violation of, or a default or required notice under, the articles of incorporation or by-laws of Seller, (b) a breach or violation of, or a default under, the acceleration of any obligations, termination, cancellation, or the creation of an Encumbrance on the assets of Seller (with or without notice, lapse of time or both) or required notice pursuant to any agreement (whether written or oral), understanding, commitment, lease, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon Seller, (c) a violation of any foreign, federal, state or local law, rule, regulation, Court Order or other restriction of any court or Governmental Entity (“Law”) or any Governmental Authorization or non-governmental permit or license to which Seller is subject, (d) any change in the rights or obligations of any party under any of the Contracts to which the Seller is a party, or (e) result in the creation or imposition of any Encumbrance upon any of the assets of the Seller or upon the Shares (except as set forth on Exhibit B attached hereto).

Section 3.2            Organization, Authority and Qualification of the Company; No Conflicts.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has the corporate power and authority to own, operate and lease its assets and to carry on its business substantially as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified (in the aggregate) would not have a Material Adverse Effect, and has all requisite corporate power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.  This Agreement and the Ancillary Agreements to which it is a party are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, subject to the Enforcement Exceptions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, constitute or result in: (a) a breach or violation of, or a default or required notice under, the articles of incorporation or by-laws of the Company, (b) a breach or violation of, or a default under, the acceleration of any obligations, termination, cancellation, or the creation of an Encumbrance on the assets of the Business (with or without notice, lapse of time or both), or required notice pursuant to any Contracts binding upon the Company, (c) a violation of any Law or Governmental Authorization or non-governmental permit or license to which the Company is subject, (d) any change in the rights or obligations of any party under any of the Contracts to which the Company is a party, or (e) result in the creation or imposition of any Encumbrance upon any of the Company’s assets or the Shares (except as set forth on Exhibit B attached hereto).

Section 3.3            Capitalization of the Company.

The authorized capital stock of the Company consists of 1,000 shares of common stock, $.01 par value per share, of which 100 shares (constituting the Shares) are issued and outstanding.  The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially solely by Seller free and clear of any lien, pledge, security interest, claim or other encumbrances (collectively, “Encumbrances”), under Article 8 of the Uniform Commercial Code of the State of Minnesota or otherwise, other than restrictions under federal and state securities laws.  The Shares were issued in compliance with applicable federal and state securities laws, and were not issued in violation of any Person’s preemptive rights.  There are no shares of the Company’s capital stock reserved for any purpose.  There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter.  There are no agreements relating to the voting of the Company’s capital stock, or restrictions on the transferability of the Company’s capital stock (by agreement, certificate of incorporation, bylaws, statute or otherwise), except pursuant to federal and state securities laws.  There are no agreements among the Company, Seller and/or any other Person relating to the Company’s capital stock.  When the Shares are delivered to Buyer at the Closing pursuant to this Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all Encumbrances, under Article 8 of the Uniform Commercial Code of the State of Minnesota or otherwise, other than restrictions on transfer pursuant to federal and state securities laws.

Section 3.4            Stock Ownership.

Except for owning a 25% equity interest in Dedham K&L (represented by 2,500 shares of Common Stock, no par value) (the “Dedham Shares”), the Company does not own, directly or indirectly, an equity or other ownership interest in any Person.  To the Knowledge of the Company and the Seller, Schedule 3.4 of the Disclosure Schedules sets forth all of the record owners of Dedham K&L securities and the number and nature of the Dedham K&L securities that they own.  To the Knowledge of the Company and the Seller, the Dedham Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially solely by the Company free and clear of any Encumbrances, under Article 8 of the Uniform Commercial Code of the Commonwealth of Massachusetts or otherwise, other than restrictions under federal and state securities laws.  To the Knowledge of the Company and the Seller, the Dedham Shares were issued in compliance with applicable federal and state securities laws, and were not issued in violation of any Person’s preemptive rights.  To the Knowledge of the Company and the Seller, neither Dedham K&L nor any of its officers, directors, stockholders, employees or representatives have any claims of any nature against Dedham K&L, any of the officers of Dedham K&L, any of the directors of Dedham K&L, any of the stockholders of Dedham K&L, the Company, the Seller or the officers, directors, employees or representatives of the Seller or the Company.  To the Knowledge of the Company and the Seller, there are no shares of Dedham K&L’s capital stock reserved for any purpose.  To the Knowledge of the Company and the Seller, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Dedham K&L or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Dedham K&L, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as set forth on Schedule 3.4 of the Disclosure Schedules, to the Knowledge of the Company and the Seller, there are no agreements relating to the voting of Dedham K&L’s capital stock, or restrictions on the transferability of Dedham K&L’s capital stock (by agreement, certificate of incorporation, bylaws, statute or otherwise), except pursuant to federal and state securities laws.  There are no agreements between the Company and any other Person relating to Dedham K&L’s capital stock.  Other than that certain Innholder License to Expose, Keep for Sale and to Sell All Kinds of Alcoholic Beverages to be Drunk on the Premises (License #134) issued by The Licensing Board of the Town of Dedham to Dedham K&L, that certain Beverage Concession Agreement dated January 14, 2002 by and between Dedham K&L and the Company, and that certain Stockholders Agreement dated as of January 14, 2002 by and among Dedham K&L and the Stockholders (as defined therein), Dedham K&L does not own any other asset or property used or necessary for the operation of the Business.

 Section 3.5           Financial Statements.

Attached hereto as Schedule 3.5 of the Disclosure Schedules are copies of: (a) the Company’s income statements for each of the fiscal years ended December 26, 2004 and December 25, 2005, excluding however, allocations of expenses incurred by Seller attributable to Company and corporate overhead recorded on the financial statements of Seller for the applicable periods (collectively, the “2004/2005 Statements”); (b) the Company’s income statement for the period of December 26, 2005 through August 20, 2006, excluding however, allocations of expenses incurred by Seller attributable to Company and corporate overhead recorded on the financial statements of Seller for the applicable period (the “2006 Statement”); and (c) the Company’s balance sheet as August 20, 2006 (the “Balance Sheet” and together with the 2004/2005 Statements and the 2006 Statement, the “Financial Statements”).  August 20, 2006 is referred to herein as the “Balance Sheet Date”.  The Financial Statements have been prepared on a consistent basis throughout the periods involved and prior periods (except that the 2006 Statement is subject to ordinary year-end adjustments), are complete and correct in all material respects and present fairly, in all material respects, the assets, liabilities and financial position of the Company and the results of operations of the Company for the periods covered by such Financial Statements.  The Balance Sheet has been prepared in accordance with GAAP (except that it lacks the footnotes required by GAAP and is subject to ordinary year-end adjustments), is complete and correct in all material respects and presents fairly, in all material respects, the assets, liabilities and financial position of the Company as of the Balance Sheet Date.  The Financial Statements are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects).

Section 3.6            Absence of Undisclosed Liabilities; Absence of Certain Changes or Events.

(a)           There are no material Liabilities of any nature, known or unknown, with respect to the Company or the Business, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due), except: (i) liabilities stated or adequately reserved against on the Balance Sheet; (ii) liabilities, not in excess of $50,000.00, incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort, or infringement of an intellectual property right); (iii) liabilities disclosed on Schedule 3.6 of the Disclosure Schedules; and (iv) contractual obligations disclosed on Schedule 3.10 of the Disclosure Schedules for which the Company is not in material breach.

(b)           Except as set forth on Schedule 3.6 of the Disclosure Schedules, since the Balance Sheet Date, the Company has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and there has not been: (i) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company not covered by insurance; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iii) any labor dispute, other than routine matters which have not had a Material Adverse Effect.

Section 3.7            Title to Assets; Real Properties; Leases; Absence of Liens and Encumbrances; Etc.

(a)           The Company has good and marketable title to all of the assets reflected in the Balance Sheet as owned by the Company or acquired thereafter, free and clear of all Encumbrances, except as set forth on Schedule 3.7 of the Disclosure Schedules, and such assets, together with any assets leased by the Company, constitute all of the assets used or necessary to conduct the Business.  All of the tangible assets necessary for the conduct of the Business have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(b)           The Company does not own any real property.  Schedule 3.7 of the Disclosure Schedules hereto identifies all leases and subleases of real property to which the Company is a party (the “Real Property Leases”), the street address of the premises covered by each of the Real Property Leases, and the identity of the lessor (collectively, the “Leased Real Property”).  Each of the Real Property Leases is valid, binding and enforceable against the Company and, to the Knowledge of the Seller and the Company, the other parties thereto, subject in each case to the Enforcement Exceptions.  True, correct and complete copies of each of the Real Property Leases have been delivered to Buyer (including all amendments, extensions, and renewals, and all guaranties and other agreements with respect thereto).  Except as set forth on Schedule 3.7 of the Disclosure Schedules, the Company has marketable, valid, binding and enforceable (subject to the Enforcement Exceptions) leasehold interests in all of the Leased Real Property free and clear of any Encumbrances, except for: (i) any Encumbrances for real estate taxes, assessments and other governmental charges with respect to such Leased Real Property not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and as to which accruals are reflected in the Balance Sheet in accordance with GAAP; (ii) any statutory mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances with respect to such Leased Real Property imposed by operation of law arising in the ordinary and usual course of business consistent with past practice for amounts which are not delinquent or in default or are being contested in good faith by appropriate proceedings, and which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) easements, rights of way or other similar matters of record title to real property that do not materially affect the title to, or the use or value to the Company of, such real property; and (iv) any Encumbrances on the fee title, the payment or performance of which are not the responsibility of the Company as tenant under the applicable Real Property Lease, provided such Encumbrance does not materially impair the use, occupancy or value of the property subject thereto.  The Company has actual possession of the premises at the Leased Real Property, and each such Leased Real Property is used in the Business.

(c)           Except as set forth on Schedule 3.7(c) of the Disclosure Schedules, there are no obligations of the Company or its subsidiaries related to leasing commissions and other similar fees related to any Leased Real Property.  Except as set forth on Schedule 3.7(c) of the Disclosure Schedules, with respect to each of the Real Property Leases: (i) such Real Property Lease is in full force and effect; (ii) the transactions contemplated hereby do not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be in full force and effect on identical terms following the Closing; (iii) neither the Company nor, to the Company’s and Seller’s Knowledge, any other party to a Real Property Lease is in material breach or default under such Real Property Lease, and, to the Company’s and Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) to the Company’s and Seller’s Knowledge, there are no material disputes with respect to any Real Property Lease; (v) to the Company’s and Seller’s Knowledge, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) there are no forbearance programs in effect with respect to any Real Property Lease; (vii) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or any interest therein; (viii) to the Company’s and Seller’s Knowledge, all buildings, improvements and other property on the Leased Real Property have received all approvals of Governmental Entities (including, without limitation, certificates of occupancy, permits and licenses) required in connection with the ownership or operation thereof and, to the Company’s and Seller’s Knowledge, have been operated and maintained in all material respects in accordance with applicable legal requirements and, to the Company’s and Seller’s Knowledge, are not in violation of any applicable material Law or restrictions or covenants of record and such buildings and improvements are in satisfactory condition and repair for continued use in the ordinary course of business consistent with past custom and practice, and neither the Company nor any of its subsidiaries has received any written notice from any Governmental Entity (A) requiring the Company or its subsidiaries to correct any condition with respect to the Leased Real Property by reason of a violation of any Law or (B) threatening or contemplating modification, cancellation or non-renewal of any such approvals, certificates of occupancy, permits and licenses; (ix) to the Company’s and Seller’s Knowledge, all facilities located on the parcel of real property underlying each Real Property Lease are supplied with utilities and other services necessary for the operation of such facilities; (x) the Company and its subsidiaries have performed all obligations required to be performed by them under any Real Property Lease of the Leased Real Property the failure to perform which would constitute a material breach or default under the applicable Real Property Lease; (xi) to the Company’s and Seller’s Knowledge, no part of any improvement located on the Leased Real Property that is material to its operation is dependent for its access, operation or utility on any land, building or other improvements not included in the Leased Real Property or as to which the Company or its subsidiaries do not have rights for such access, operation or utility, and all of the Leased Real Property has sufficient access to public roads; (xii) to the Company’s and Seller’s Knowledge, there does not exist any actual or, threatened or contemplated condemnation or eminent domain proceedings or similar event that affects any Leased Real Property or any material part thereof; (xiii) none of the Company or its subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest in any Leased Real Property or any portion thereof or interest therein; and (xiv) the Leased Real Property constitutes the only real property used in or related to the Business of the Company.

Section 3.8            Litigation.

(a)           Except as set forth on Schedule 3.8 of the Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Seller or the Company, threatened against the Company or any of the assets of the Company or the Business, or to which the Company or the assets of the Company or the Business may be bound or affected, at law, in equity or otherwise, in, before, or by, any court or Governmental Entity or authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, and to the Knowledge of Seller or the Company, there is no basis for any of the foregoing.  None of the Company or its assets or properties is subject to any Court Order that would have a Material Adverse Effect.  The Company is not engaged in any pending legal action to recover monies due it or for damages sustained by it.

(b)           Except as set forth on Schedule 3.8 of the Disclosure Schedules, since January 1, 2005 neither the Company nor the Seller has instituted, or threatened to institute, any material claims, actions, suits, proceedings or investigations against any other party relating to the Business of the Company or the assets of the Company or the Business.

Section 3.9            Compliance with Law/Government Authorizations.

(a)           Schedule 3.9(a) of the Disclosure Schedules contains a complete and accurate list of each Government Authorization that is held by the Company or the Seller that relates to the Business or the assets of the Company.  Each Government Authorization listed or required to be listed on Schedule 3.9(a) of the Disclosure Schedule is valid and in full force and effect.  The Government Authorizations listed on Schedule 3.9(a) of the Disclosure Schedules collectively constitute all of the Government Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner currently conducted and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets, unless the failure to have any Governmental Authorizations, individually or in the aggregate, does not and would not reasonably be likely to have a Material Adverse Effect.  Except as described on Schedule 3.9(a) of the Disclosure Schedules, the Buyer shall have full benefit of the same.  No proceeding is pending or, to the Knowledge of the Seller or the Company, threatened seeking the revocation, suspension or limitation of any Government Authorization.

(b)           The Company and, to the Knowledge of the Company and the Seller, Dedham K&L are in compliance in all material respects with all applicable Laws, Court Orders and Governmental Authorizations affecting the assets or properties owned or used by each of them, the Business or the business or operations of each of the Company and Dedham K&L, including, but not limited to, the laws and regulations of the United States Food and Drug Administration, the Federal Trade Commission, state and local alcohol beverage control laws and regulations, and state and local health and safety laws and regulations except for any noncompliance which, individually or in the aggregate, does not and would not be reasonably likely to have a Material Adverse Effect.  Since January 1, 2005, neither the Company nor, to the Knowledge of the Company and the Seller, Dedham K&L has received notice of, has been charged with violating, or been notified of any liability or potential responsibility under, or threatened with a charge of violating, or liability or potential responsibility, or, to the Knowledge of the Company and the Seller, are either of the Company or Dedham K&L under investigation with respect to a possible violation of, or liability or potential responsibility, under any such applicable Law, Court Order or Governmental Authorization relating to any of its or their assets or properties or any aspect of its or their business, except, in each case for such matters which, individually and in the aggregate, do not, and would not be reasonably likely to, have a Material Adverse Effect.

Section 3.10         Contracts.

(a)           Schedule 3.10(a) of the Disclosure Schedules lists the following Contracts to which the Company or the Seller (only with respect those Contracts of Seller that are material to the Business) is a party on the date hereof:

(i)                Contracts with Seller, any Affiliate of Seller or the Company, or director or officer of the Company, Seller, or any Affiliate of Seller;

(ii)             Contracts for the future purchase of, or payment for, supplies, products or assets, or for the performance of services by a third party, in excess of $50,000 in any individual case;

(iii)          Contracts to sell or supply, or pay for, supplies, products or assets or to perform, or pay for, services to or for third parties, in excess of $50,000 in any individual case;

(iv)         Contracts providing for the purchase of all or substantially all of the Business’s requirements of a particular product from a supplier;

(v)            Contracts material to the assets of the Company or the Business containing a change of control provision applicable to the transactions contemplated by this Agreement, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)         Contracts which are material to the assets or Business of the Company;

(vii)      Contracts affecting any leasehold or other interest in any real property or personal property requiring payments in excess of $50,000 to which the Company is a party;

(viii)   Contracts for capital expenditures by the Company or the Business in excess of $50,000;

(ix)           notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money, agreements or arrangements for a line of credit or guarantee, pledge or undertaking in any manner (including guarantees of lease obligations) whatsoever of the indebtedness of any other Person;

(x)              Contracts limiting or restraining the Company from engaging or competing, or from soliciting any Person, in any line of business or any geographical area or with any Person;

(xi)           Contracts relating to any Intellectual Property license or transfer of (A) Intellectual Property of the Company or the Business, or (B) the Intellectual Property of any other party, which is either exclusive or requires future payments of more than $50,000 per year, other than the purchase of so-called “off-the-shelf” computer software;

(xii)        Collective bargaining agreements or other Contracts with labor unions;

(xiii)     Contracts relating to employment, bonus, severance arrangements, retirement benefits, deferred compensation or termination of employment;

(xiv)    Contracts not made in the ordinary course of business that individually involve the payment or receipt of more than $25,000;

(xv)       each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(xvi)    each power of attorney that is currently effective and outstanding;

(xvii) any Contracts relating to any liquor licenses;

(xviii) Contracts to purchase, sell or dispose of any restaurant leased or operated by the Company under which (x) the obligations therein have not yet been fully satisfied, or (y) there are any outstanding Liabilities;

(xix)      Contracts with current or former employees, agents, consultants or other Persons which limit or restrain such employees, consultants or other Persons from competing with the Business or the Company or from soliciting any of its current or former employees, agents or consultants;

(xx)         Contracts for a license or franchise, whether the Company or the Seller is the licensor, franchisor, licensee or franchisee; or

(xxi)      Contracts with any Governmental Entity.

(b)           The Contracts set forth on Schedule 3.10(b) of the Disclosure Schedules were entered into for the benefit of the Company even though they were signed in the names of entities that are no longer in existence or have not been officially incorporated or otherwise formed (the “D/B/A Contracts”) and the Company has the right to enforce the D/B/A Contracts against the other parties thereto as if it were an original signatory thereon.

(c)           Seller has delivered or made available to Buyer a correct and complete copy of each Contract listed on Schedule 3.10(a) and Schedule 3.10(b) of the Disclosure Schedules, together with any and all amendments or modifications thereto.  Subject to such exceptions that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, each Contract listed on Schedule 3.10(a) and Schedule 3.10(b) of the Disclosure Schedules is valid, binding, enforceable (subject to the Enforcement Exception), and in full force and effect, the Company and/or the Seller (as applicable) is not, and to the Knowledge of Seller and the Company, the other party/parties to any such Contract is/are not, in breach or default under any such Contract and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract.  Since January 1, 2005, neither the Company nor the Seller has given or received written notice, or to the Company’s or the Seller’s Knowledge, oral notice, of any alleged breach or default that is continuing under any such Contract.  Except as set forth on Schedule 3.10(c) of the Disclosure Schedules, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller or the Company nor the consummation or performance by the Seller and the Company of the transactions contemplated hereby and thereby will, directly or indirectly, with or without notice or lapse of time or both, give rise to a right of termination, modification or acceleration under any such Contract.  The Company and/or the Seller (as applicable) has performed in all material respects all of its obligations required to be performed by it under such Contracts.

(d)  Except as set forth on Schedule 3.10(d) of the Disclosure Schedules, Seller is not a party to any Contract relating to the Business.

Section 3.11         Consents and Approvals.

Except as set forth on Schedule 3.11 of the Disclosure Schedules, other than the filings, notices, reports, consents, registrations, approvals, permits and authorizations set forth on Schedule 3.7(c) and Schedule 3.11 of the Disclosure Schedules, no notices, reports or other filings are required to be made by Seller or the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or the

Company from any Person in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Seller and the Company and the consummation by Seller and the Company of the transactions contemplated hereby and thereby except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement.

Section 3.12         Tax Matters.

Except as set forth on Schedule 3.12 of the Disclosure Schedules: (a) all Tax Returns that are required to be filed by or with respect to Seller’s Group and/or the Company have been duly and timely filed, or, where not so filed, are covered under an extension that has been obtained therefore, (b) Seller or the Company has delivered or made available to Buyer correct and complete copies of all federal and state income Tax Returns filed with respect to the Company for taxable periods ended on or after December 28, 2003, (c) all Tax Returns filed by or with respect to Seller’s Group and/or the Company are true, accurate and complete, and have been prepared in compliance in all material respects with all applicable Laws, (d) all Taxes due and payable by Seller’s Group and/or the Company have been paid in full on a timely basis, except when the amount thereof was being contested in good faith by appropriate proceedings and adequate reserves therefor were set aside on the books of the Company, (e) none of the Tax Returns referred to in this Section 3.12 has been examined by the IRS or the appropriate state, local or foreign taxing authority, no deficiencies or claims for Taxes (or adjustments relating to Taxes) have been claimed, proposed or assessed in writing or otherwise by any Governmental Entity and there are no pending or, to the Seller’s and Company’s Knowledge, threatened audits, reviews, investigations or claims for or relating to any liability in respect of Taxes of the Company for any taxable period, (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller’s Group or the Company, (g) the Company has withheld and timely paid to the appropriate taxing authority the required amounts in material compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security and employment tax withholding), (h) there are no Encumbrances for Taxes upon the assets or properties of the Company other than for Taxes not yet due and payable and for which adequate reserves are reflected on the Balance Sheet; (i) the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that would not be deductible, in whole or in part, under Section 280G or Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law), (j) neither Seller nor the Company is a foreign person subject to withholding under Section 1445 of the Code, (k) the Company neither is nor ever was part of an affiliated group (within the meaning Section 1504(a) of the Code) other than one in which Seller is the common parent; (l) the Company has not failed to comply in any material respect with Section 409A of the Code, (m) neither Seller nor the Company has consented to extend the time in which any Taxes of the Company may be assessed or collected by any Governmental Entity, which Taxes have not since been paid, or has requested or been granted an extension of the time for filing any Tax Returns to a date later than the Closing Date, which Tax Returns have not since been filed; (n) the unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet (and not in any notes thereto), and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns; (o) other than the affiliated group of which Seller is the common parent, the Company does not have any liability for the Taxes of another person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (p) Seller and the Company have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (q) the Company’s taxable income for any period after the Closing Date will not be affected by any closing agreement under Code Section 7121 (or similar agreement), change in accounting method, intercompany transaction, excess loss account, installment sale, open transaction disposition, Code Section 355 distribution, or prepayment made prior to the Closing Date.

Section 3.13         Intellectual Property.

(a)           Set forth on Schedule 3.13(a) of the Disclosure Schedules is a true and complete list of: (i) all registered ownership of Intellectual Property, (ii) all pending applications to register ownership of Intellectual Property, (iii) all material unregistered trademarks, (iv) all material licenses to use Intellectual Property, and (v) all significant recipes, in each case held by the Company or the Seller relating to the Business.  Assuming the validity of ownership of Intellectual Property by all parties from which the Company licenses Intellectual Property, there are no Intellectual Property rights, other than those which the Company owns, licenses or has rights to, necessary to or regularly used in the conduct of the Business as presently conducted and there are no restrictions that would materially impair the use of such Intellectual Property.  Assuming the validity of ownership of Intellectual Property by all parties from which the Company licenses Intellectual Property, all licenses and other agreements pursuant to which any Intellectual Property rights, including any computer software, are licensed to or used by the Company are valid, binding and enforceable (subject to the Enforcement Exceptions), and there does not exist under any such license or agreement a default or event or condition which, after notice or lapse of time or both, would constitute a default by any party thereto.

(b)           To the Knowledge of Seller and the Company, (i) with respect to the trademarks listed on Schedule 3.13(a) of the Disclosure Schedules (the “Major Marks”), there are no restrictions that would materially impair the use of the Major Marks in connection with the Business and the Company’s use of the Major Marks do not infringe upon or otherwise violate the valid and registered trademarks of any other Person, and (ii) no Person is challenging, infringing or otherwise violating the Intellectual Property owned by the Company, except in each case for challenges, infringements or violations, which individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the assets of the Company or the Business.

                (c)           Except as set forth on Schedule 3.13(c) of the Disclosure Schedules, all statutory Intellectual Property rights required to be listed on Schedule 3.13(a) of the Disclosure Schedules:

(i)                                      have been duly registered, filed in, or issued by, the United States Patent and Trademark Office, United States Register of Copyrights, or the corresponding offices of other countries identified on said Schedule;

(ii)                                   have been properly maintained and renewed in accordance with all applicable Laws in the United States and such foreign countries; and

(iii)                                are freely transferable (except as otherwise required by Law).

                (d)           Except as set forth on Schedule 3.13(d) of the Disclosure Schedules, all Intellectual Property rights required to be listed on Schedule 3.13(a) of the Disclosure Schedules, whether or not statutorily created:

(i)                                      are owned exclusively by the Company, free and clear of any licenses, sub-licenses or Encumbrances, such that no other person has any right or interest in or license to use or right to license others to use any of the Intellectual Property rights; and

(ii)                                   are not subject to any outstanding Court Order.

                (e)           Neither the Business nor the Company is, to the Seller’s or the Company’s Knowledge, infringing any Intellectual Property rights of any other person and has not been accused in writing or otherwise of infringing the Intellectual Property rights of any other person.  The Company has adopted measures it deems commercially reasonable to protect its Intellectual Property.  Copies of all forms of non-disclosure or confidentiality agreements utilized by the Company to protect trade secrets have been made available to Buyer.  The Company has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists and manufacturing processes required for or incident to its products and services, and it is not using any confidential information or trade secrets of any former employer of any of its past or present employees.

                (f)            The Company and Seller believe that the Company’s information technology systems (including all applicable software and hardware) are adequate for the Company’s current management and record keeping purposes.

                Section 3.14         Conduct of Business; Absence of Certain Changes.

                Since the Balance Sheet Date, the Company and the Seller have conducted the Business only in the ordinary course, consistent with prior practices and, whether or not in the ordinary course of business, there has not been any change in the financial condition (including working capital, earnings, reserves, properties, assets, liabilities, business or operations) or otherwise, of the Business or the Company which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect on the Business or the Company.  Without limiting the generality of the foregoing, subject in each case to the foregoing limitation with regard to Material Adverse Effect, and except as disclosed on Schedule 3.14 of the Disclosure Schedules, since the Balance Sheet Date there has not been:

(a)                                  any amendment or other modification to the articles of incorporation or by-laws of the Company or any of its subsidiary’s organizational documents (i.e. certificate of incorporation, articles of incorporation, by-laws);

(b)                                 any contingent liability incurred by the Company or the Seller (with respect to the Business) as guarantor or otherwise, with respect to the obligations of others;

(c)                                  any sale, lease or other disposition, or any agreement or other arrangement for the sale, lease or other disposition, of any asset or property of the Business other than in the ordinary course of business consistent with past practice;

(d)                                 any Encumbrance placed on any of the assets of the Business which remains in existence on the date hereof;

(e)                                  any obligation or liability incurred by the Company or the Seller (with respect to the Business), other than obligations and liabilities incurred in the ordinary course of business consistent with past practice which are less than $50,000 individually (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right);

(f)                                    any entry into, termination of, or receipt of notice of termination of any Contracts or transaction, including: (i) any indebtedness; (ii) any capital or other lease; or (iii) any guaranty, by the Company or the Seller (with respect to the Business), except contracts made in the ordinary course of business consistent with past practices requiring payments of less than $50,000;

(g)                                 any cancellation, compromise, release or waiver of any debt, claim or right;

(h)                                 any creation, incurrence or assumption of any indebtedness for borrowed money or guarantee of any obligation by either the Company or the Seller

(with respect to the Business), except for endorsements of negotiable instruments for collection in the ordinary course of business;

(i)                                     any payment, discharge or satisfaction of any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long-term liabilities, shown on the Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(j)                                     any capital investment, capital expenditure, commitment or capital improvement, addition or betterment lease or agreement to lease assets;

(k)                                  any damage to or destruction or loss of any asset or property of the Company or the Business whether covered by insurance or not;

(l)                                     any intercorporate loan or transfer between the Company and any of its Affiliates, except for transfers between the Company and the Seller in the ordinary course of business consistent with past practices;

(m)                               except in the ordinary course of business consistent with past practice, any change in the compensation or other amounts payable or to become payable by the Company to any of its directors, officers, employees, consultants, representatives or agents; or any change in any bonus, pension or profit sharing payment, entitlement or arrangement made to or with any of such directors, officers, employees, consultants, representatives or agents; or any grant of any loans or severance or termination pay; entry into or variation of any employment, severance or similar contract with any director, officer, employee, consultant, representative or agent; payment of any bonuses, salaries or other compensation to any shareholder, director, officer, consultant, agent or sales representative or employee; or any entrance into or variation of the terms of any employment agreement or consulting agreement or adoption or modification of, or increase in, the benefits under any Company Plan;

(n)                                 any change with respect to the management or supervisory personnel of the Company;

(o)                                 any payment or discharge of a material Encumbrance or claim of the Company or the Seller (with respect to the Business) which was not shown on the Balance Sheet;

(p)                                 any obligation or liability incurred by the Company to any of its officers or directors or any other Person or any loans or advances made by the

Company to any of its officers or directors or any other Person, except normal compensation and expense allowances payable to officers in the ordinary course of business consistent with past practices;

(q)                                 any write-downs of the value of any inventory included in the assets of the Business or write-offs as uncollectible of any notes or accounts receivable included in the assets of the Business, except for write-downs or write-offs incurred in the ordinary course of business;

(r)                                  any (i) declaration, setting aside or payment of any dividend on, (ii) the making of any other distribution in respect of, or (iii) any direct or indirect redemption, purchase or other acquisition by the Company or Seller of, the capital stock of the Company;

(s)                                any issuance of any securities of the Company or any of its subsidiaries;

(t)                                  any disposal, sale, assignment, license or lapse of any rights to the use of any Intellectual Property;

(u)                               any sale, assignment, transfer, abandonment of any Government Authorization and no Government Authorization has been permitted to lapse;

(v)                               any receipt of notice that any supplier or distributor will stop or decrease in any material respect the rate of business done with the Company or the Seller (with respect to the Business);

(w)                             any entry into any other material transaction, other than in the ordinary course of business consistent with past practice;

(x)                                   any change in any method of accounting or accounting practice except as required by GAAP; or

(y)                                  any agreement, whether in writing or otherwise, to take any action described in this Section 3.14.

                Section 3.15         Employee Matters and Benefits.

                (a)           Schedule 3.15 of the Disclosure Schedules lists: (i) all employees and independent contractors (part-time and full-time) of the Company who had compensation in 2005 greater than $75,000 or who are expected to have annualized compensation in 2006 greater than $75,000; (ii) the rate of compensation (both salary, bonus and other compensation) payable to each such employee and independent contractor; and (iii) the accrued vacation pay, paid-time off and accrued sick days payable by the Company to each employee and independent contractor listed thereon as of September 19, 2006.  Except as set forth on Schedule 3.15 of the Disclosure

Schedules, (A) since December 25, 2005, the Company has not made any promise or commitment, whether oral or in writing, to increase any employee’s or independent contractor’s compensation (other than in connection with regular salary reviews), grant severance pay or grant any bonus to any employee, (B) the employment or engagement of each employee or independent contractor of the Company is terminable at will and the Company is not a party to nor does it have any obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of its employees, and (C) the Company will not owe any amounts to any of its employees or independent contractors as of the Closing Date, including, without limitation, any amounts incurred for wages, commissions, bonuses, vacation pay, sick leave or severance obligations.

                (b)           Schedule 3.15(b) of the Disclosure Schedules contains a complete list of each employment agreement, consulting agreement, employee benefit plan within the meaning of Section 3(3) of ERISA, stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive and deferred compensation plan, agreement, program, policy or other arrangement covering current or former employees, consultants and other independent contractors of the Company, whether written or oral, which is maintained, sponsored or contributed to by Seller or the Company.  All such plans, agreements, programs, policies and arrangements are collectively referred to as the “Company Plans.”

                (c)           The Seller or the Company has delivered or made available to the Buyer correct and complete copies of all training manuals and materials used by the Company in its management and employee training programs or in any other training programs maintained or utilized by the Business.

                (d)           The Company has complied in all material respects with all applicable Laws relating to employment, including, without limitation, those relating to wages, hours, unfair labor practices, equal opportunity, discrimination, civil rights, immigration, collective bargaining and the collection and payment of social security and similar taxes.

                (e)           Except as set forth on Schedule 3.15(b) of the Disclosure Schedules, there are no complaints, proceedings, investigations or charges against the Company pending or, to the Company’s or the Seller’s Knowledge, threatened before any Governmental Authority by or on behalf of, or with respect to any employee or former employee of the Company.

                (f)            The Company has paid in full (or made provisions for payment in full) to its employees, agents, consultants and independent contractors all wages, salaries, commissions, bonuses and other compensation for all services performed by them.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, and liabilities arising in the ordinary course of business since the Balance Sheet Date, the Company does not have any contingent liability for sick leave, vacation time, holiday pay, severance pay or similar items not set forth on the Balance Sheet.

                (g)           Since January 1, 2005, there has not been any citation, fine or penalty imposed or, to the Company’s or the Seller’s Knowledge, asserted against the Company under any Law relating to employment, immigration or occupational safety matters.

                (h)           The Company is not a party to any collective bargaining agreement respecting its employees, nor is there pending, or to the Knowledge of Seller or the Company, threatened, any strike, walkout, slowdown, lockout or other work stoppage, organized labor disputes or any union organizing effort by or respecting the Company’s employees.  The Company has not experienced any work stoppage or other material labor difficulty during the five years immediately preceding the date of this Agreement. There is no grievance or arbitration proceeding pending or, to the Knowledge of Seller or the Company, threatened.

                (i)            Neither the Seller, the Company nor any entity that is considered one employer with the Seller or the Company under Title IV of ERISA or Section 414(b) or (c) of the Code sponsors, contributes or has an obligation to contribute, or has within the past five (5) years sponsored, contributed or had an obligation to contribute, to any pension or welfare benefit plan that is subject to Title IV of ERISA (including any “multiemployer plan,” as defined in Sections 3(37) or 4001(a)(3) of ERISA).

                (j)            The Company has no contingent liability with respect to any post-retirement benefits under any medical or other welfare plan, other than liability for continuation coverage described in Section 4980B of the Code.

                (k)           The Company has not engaged in any material non-exempt prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Plan.

                (l)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter as to its qualified status from the IRS, or is entitled to rely on an opinion letter issued to a prototype sponsor.

                (m)          Each Company Plan is being administered in all material respects in accordance with the documents and instruments governing such plan, and such documents and instruments are consistent in all material respects with the applicable provisions of the ERISA and the Code which have become effective and operative with respect to such plan as of the date of this Agreement.

                (n)           No Company Plans are currently under audit or, to the Seller’s or the Company’s Knowledge, investigation by a Governmental Entity and no self-correction proceeding has been initiated with the Internal Revenue Service or the U.S. Department of Labor.

                (o)           The Company is in compliance in all material respects with all worker safety Laws, including, but not limited to, applicable requirements under the Occupational Safety and Health Act.

                Section 3.16         Environmental Matters.

                (a)           Any Hazardous Materials used or generated by the Company have always been and are being generated, used, stored, treated and disposed on and at any Environmental Site in compliance in all material respects with all applicable Laws, Court Orders, Governmental Authorizations, including Environmental Laws.  The Company is in compliance in all material respects with all Environmental Laws.

                (b)           The Company has not become subject to any Court Order, nor has it received, or, to the Knowledge of the Seller or the Company, become subject to any written claim, notice, complaint or request for information from any Governmental Authority or any private party: (i) alleging violation of or noncompliance with any Environmental Law; (ii) asserting potential liability under any Environmental Law; or (iii) requesting investigation or clean-up of any Environmental Site under any Environmental Law.

                (c)           No Hazardous Materials used or generated by the Company, its present and former Affiliates, or, to the Company’s and Seller’s Knowledge, any predecessors-in-interest to the Company, have ever been, are being, or are intended to be or are threatened with being spilled, released, discharged, disposed, placed, leaked, or otherwise caused to become located in the air, soil or water in, under or upon an Environmental Site or any land adjacent thereto in material violation of any Environmental Law.  To the Knowledge of the Company and Seller, no Hazardous Materials have been released at or onto any Environmental Site by any Person in material violation of any Environmental Law.

                (d)           The Seller and the Company have not received any notice that any sites or facilities to which any Hazardous Materials have been shipped or sent to are subject to or threatened to become subject to any governmental response action or clean up order.

                (e)           Hazardous Materials have been collected, managed, recycled, shipped and disposed by the Company and its present and former Affiliates in compliance in all material respects with all Environmental Laws.

                (f)            There are no underground tanks for Hazardous Materials located at any Environmental Site.

                (g)           All wells, water discharges and other water diversions and all air emission sources on any Environmental Site are in compliance in all material respects with all Environmental Laws.

                (h)           To the Knowledge of the Company and the Seller, there are no asbestos containing materials in a damaged condition at any Environmental Site.

                (i)            To the Company’s and Seller’s Knowledge: (i) there are no Encumbrances under any Environmental Laws affecting the Company’s interest in any Environmental Site; and (ii)

no action by any Governmental Authority has been taken or is in process which would reasonably be expected to result in an Encumbrance under any Environmental Law affecting the Company’s interest in any Environmental Site.

                (j)            The Company or Seller has delivered or made available to the Buyer true and complete copies of all environment reports, studies, investigations or correspondence in possession of the Company or Seller or any of their agents or consultants regarding environmental matters relating to the Company or the Business or any environmental conditions at any of the Environmental Sites, including, but not limited to, Phase I Environmental Assessments, asbestos surveys, indoor air or mold investigations or similar reports.

                Section 3.17         Insurance.

                (a)           Schedule 3.17 of the Disclosure Schedules hereto lists all insurance policies maintained by or on behalf of the Company.  The policies listed on Schedule 3.17 of the Disclosure Schedules will not be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the Ancillary Agreements.  Neither the Company nor Seller (with respect to the Business) has been refused any insurance with respect to the Business or the assets of the Company.

                (b)           Except for amounts deductible under the policies of insurance described on Schedule 3.17 of the Disclosure Schedules or with respect to risks assumed as a self-insurer and described on such Schedule, neither the Company nor the Seller is, nor has ever been, subject to any liability as a self-insurer of the Business or assets of the Company.

                (c)           Except as set forth on Schedule 3.17 of the Disclosure Schedules, there are no claims pending under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms.  Schedule 3.17 of the Disclosure Schedules also sets forth the insurance claims with respect to the Business for the last two full fiscal years and the current fiscal year.  No notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of the Company and Seller, there is no basis upon which the insurance company would have the right to terminate any such policy during the policy term, and no notice relating to non-renewal, reduction of coverage or increase in premium has been received by the Company or the Seller with respect to any such policy.

                (d)           Except as set forth on Schedule 3.17 of the Disclosure Schedules, the Company does not have a current or prior insurance policy which remains subject to a retrospective adjustment of the premiums payable thereunder.

                Section 3.18         Prepaid Amounts.

                Except as reflected in the Financial Statements, or arising in the ordinary course of business since the Balance Sheet Date, the Company does not have any outstanding obligations to deliver goods or services in the future whether pursuant to gift certificates, prepaid gift cards or otherwise.

Section 3.19         Suppliers.

                Schedule 3.19 of the Disclosure Schedules sets forth a true, correct and complete list of the ten largest suppliers of the Company (based on purchases from December 27, 2004 through March 26, 2006), together with the volume of the purchases made from such suppliers during such period.  Except as set forth on Schedule 3.19 of the Disclosure Schedules, no supplier is a sole source of supply of any good or service used by the Company.  None of the suppliers has canceled or otherwise terminated or, to the Knowledge of the Company or Seller, threatened to cancel or otherwise terminate its relationship with the Company.  No supplier has notified the Company of its intention to decrease or materially limit the services, supplies or materials sold or furnished to the Company where such action would be reasonably likely to have a Material Adverse Effect.

                Section 3.20         Capital Expenditures.

                Schedule 3.20 of the Disclosure Schedules lists for each of the properties relating to the Leased Real Property as of June 25, 2006: (i) any contemplated capital improvement, individually in excess of $50,000 or in the aggregate in excess of $200,000; and (ii) any contemplated maintenance outside of the ordinary course of business or repair capital expenditure in excess of $50,000 in the aggregate.

                Section 3.21         Brokers and Finders.

                Other than BB&T Capital Markets (“BB&T”), Seller and the Company have not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur.  Seller agrees to bear all costs it incurs, including fees and expenses of BB&T, in connection with the transactions contemplated by this Agreement unless otherwise expressly provided herein.

                Section 3.22         Corporate Books, Records and Accounts.

                (a)           The minute books and stock records of the Company accurately record all action taken by the stockholders, board of directors and committees thereof of the Company, and all issuances and transfers of capital stock of the Company. Complete and accurate copies of all minute books and stock records of the Company have been delivered or made available to Buyer.

                (b)           The books, records and accounts of the Company are complete and correct in all material respects and have been maintained in accordance with GAAP applied on a consistent basis.  The system of internal accounting controls for the Company is sufficient to provide reasonable, but not absolute, assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                Section 3.23         Borrowings and Guarantees.

                Except as shown on Schedule 3.23 of the Disclosure Schedules, there are no agreements or undertakings pursuant to which: (a) the Company or the Business is borrowing or is entitled to borrow any money; (b) the Company or the Business is lending or has committed itself to lend any money; or (c) the Company, the Business or the Seller (with respect to the Business) is a guarantor or surety with respect to the obligations of any Person.  Complete and accurate copies of all such written agreements have been delivered to Buyer and are attached to Schedule 3.23 of the Disclosure Schedules.

                Section 3.24         Directors and Officers; Financial Service Relations and Powers of Attorney.

Schedule 3.24 of the Disclosure Schedules lists all officers and directors of the Company.  All of the arrangements which the Company or the Business has with any bank depository institution or other financial services entity, whether or not in the Company name, are completely and accurately described on Schedule 3.24 of the Disclosure Schedules, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the current balance as of the date reported, banking institution and person or persons authorized in respect thereof.  The Company does not have any outstanding power of attorney.

                Section 3.25         Absence of Sensitive Payments.

The Company has not, nor to the Knowledge of the Company or the Seller, have any of the Company’s directors, officers, agents, stockholders or employees or any other person associated with or acting on behalf of the Company:

                (a)           made or agreed to make any solicitations, contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such solicitation, contribution, payment or gift was not in material compliance with the laws of the United States, any state thereof, or any foreign jurisdiction or prohibited by the policy of the Company or of any of its suppliers or customers;

                (b)           for any purpose established or maintained any fund or asset that was required to be presented or disclosed in the Financial Statements, but what was not so presented or disclosed in the Financial Statements;

                (c)           established or maintained any fund or asset for an illegal purpose;

                (d)           made any materially false or artificial entries on any of its books or records for any reason; or

                (e)           made or agreed to make any contribution or expenditure, or reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether national, regional or local (foreign or domestic) where such contributions were not in material compliance with applicable Law.

                Section 3.26         No Other Representations or Warranties.

                No representation or warranty made by the Seller and/or the Company to the Buyer and/or the Parent in this Agreement, any Ancillary Agreement, any document or certificate delivered pursuant to this Agreement or any Ancillary Agreement or in any schedules or exhibits attached hereto or thereto, when read in the aggregate, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Except for the representations and warranties made by the Seller and/or the Company to the Buyer and/or the Parent contained in this Agreement, any Ancillary Agreement, any document or certificate delivered pursuant to this Agreement or any Ancillary Agreement or in any schedules or exhibits attached hereto or thereto, neither Seller, the Company, nor any other Person makes any other express or implied representation or warranty on behalf of Seller or the Company.

ARTICLE IV

Representations and Warranties of Buyer and Parent

                Buyer (except with respect to Section 4.2) and the Parent, jointly and severally, represent and warrant to Seller as follows:

                Section 4.1            Organization and Authority of Buyer; No Conflicts.

                Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  Buyer has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary

Agreements to which it is a party are legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to the Enforcement Exceptions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, constitute or result in: (A) a breach or violation of, or a default, or required notice under, the certificate of incorporation or by-laws of Buyer, (B)  a breach or violation of, or a default under, the acceleration of any obligations, termination, cancellation or the creation of an Encumbrance on the assets of Buyer (with or without notice, lapse of time or both), or required notice pursuant to any Contracts binding upon Buyer, (C)  violate any Law or Government Authorization or non-governmental permit or license to which Buyer is subject, (D) any change in the rights or obligations of any party under any of the Contracts to which Buyer is party, or (E) creation or imposition of any Encumbrance upon any of the Buyer’s assets.

                Section 4.2            Organization and Authority of Parent; No Conflicts.

                Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  Parent has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party are legal, valid and binding obligations of Parent, enforceable in accordance with their terms, subject to the Enforcement Exceptions.  Except as set forth on Schedule 4.2 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Parent do not, and the consummation by Parent of the transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default, or required notice under, the certificate of incorporation or by-laws of Parent, (B) a breach or violation of, or a default under, the acceleration of any obligations, termination, cancellation or the creation of an Encumbrance on the assets of Parent (with or without notice, lapse of time or both) or required notice pursuant to any Contracts binding upon Parent, (C) violate any Law or Government Authorization or non-governmental permit or license to which Parent is subject, (D) any change in the rights or obligations of any party under any of the Contracts to which Parent is party, or (E) creation or imposition of any Encumbrance upon any assets of the Parent.

                Section 4.3            Brokers and Finders.

                Neither Buyer nor Parent has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur.

                Section 4.4            Parent Financial Statements.

                Attached hereto as Schedule 4.4 of the Disclosure Schedules are copies of: (a) Parent’s consolidated statements of operations and consolidated statements of cash flows for each of the years ended December 29, 2004 and December 28, 2005 (collectively, the “Parent 2004/2005 Statements”); (b) Parent’s consolidated statements of operations and consolidated statements of cash flows for the period of December 29, 2005 through June 28, 2006 (the “Parent 2006 Statements”); and (c) Parent’s consolidated balance sheets as of each of December 29, 2004, December 28, 2005 and June 28, 2006 (together with the Parent 2004/2005 Statements and the Parent 2006 Statements, the “Parent Financial Statements”).  The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and prior periods (except that the Parent 2006 Statements and Parent’s consolidated balance sheets as of June 28, 2006 lack the footnotes required by GAAP and are subject to ordinary year-end adjustments), are complete and correct in all material respects and present fairly, in all material respects, the assets, liabilities and financial position of Parent and the results of operations and changes in the financial condition of Parent for the periods covered by such Parent Financial Statements.  The Parent Financial Statements are consistent with the books and records of Parent (which, in turn, are accurate and complete in all material respects).

                Section 4.5            Conduct of Parent Business; Absence of Certain Parent Changes.

                Since June 28, 2006, Parent has conducted its business only in the ordinary course, consistent with prior practices and, whether or not in the ordinary course of business, there has not been any change in the financial condition (including working capital, earnings, reserves, properties, assets, liabilities, business or operations) or otherwise, of Parent or the business of Parent, which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a material adverse effect on Parent or the business of Parent.

                Section 4.6            Financial Capability.

                On the Closing Date, Buyer will have sufficient funds to purchase the Shares on the terms and conditions contemplated by this Agreement.

                Section 4.7            Investment Intent and Experience; Share Resale Restrictions.

                Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.  Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision with respect thereto.

                Section 4.8            Consents and Approvals.

                Other than the filings, notices, reports, consents, registrations, approvals, permits or authorizations set forth on Schedule 4.8 of the Disclosure Schedules, no notices, reports or other filings are required to be made by Parent or Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Buyer from, any Person, in connection with the execution and delivery of this Agreement by Buyer and Parent and the consummation by Buyer and Parent of the transactions contemplated hereby except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, delay or impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

                Section 4.9            No Other Representations or Warranties.

                Except for the representations and warranties made by Buyer and/or Parent to Seller and/or Company contained in this Agreement, any Ancillary Agreement, any document or certificate delivered pursuant to this Agreement or any Ancillary Agreement or in any schedules or exhibits attached hereto or thereto, neither Buyer, Parent nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or Parent.

ARTICLE V

Tax Matters

                Section 5.1            Liability for Taxes and Related Matters.

                (a)           Seller will be liable for and indemnify Buyer for all Taxes (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company and Taxes resulting from the Company ceasing to be a member of Seller’s Group) (i) imposed on Seller’s Group (other than the Company) for any taxable year and (ii) imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Seller will also indemnify, defend and hold harmless Buyer from all costs and expenses incurred by Buyer (including reasonable attorneys’ fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Seller is required to indemnify Buyer under this Article V.  Except as set forth in Section 5.1(e), Seller is entitled to any refund of Taxes of the Company received for such periods.

                (b)           Buyer will be liable for and indemnify Seller for the Taxes of the Company for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Buyer will also indemnify, defend and hold harmless Seller from all costs and expenses incurred by Seller (including reasonable attorneys’ fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Buyer is required to indemnify Seller under this Article V.  Buyer is entitled to any refund of Taxes of the Company received for such periods.

                (c)           For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes based on or measured by income or receipts of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date will be determined based on an interim closing of the books as of, and by assuming that the Company had a taxable year or period which ended at the close of, the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and all other Taxes will be apportioned on a time basis (with appropriate adjustments for any changes in assets or liabilities).

                (d)           Any payment by Buyer or Seller under this Article V will be an adjustment to the Purchase Price which will be effected in a manner identical to that provided in Section 9.2 or 9.3 (as applicable).

                (e)           If Seller becomes entitled to a refund or credit of Taxes (or other reduction in Tax liability) for any period for which it is liable under Section 5.1(a) to indemnify Buyer and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the Company and from a taxable year or period that begins after the Closing Date (or that portion of the current taxable year that begins on the day after the Closing Date), Seller will promptly pay to Buyer the amount of such refund or credit together with any interest thereon, computed at 8.00% per annum.  At Buyer’s request, Seller shall cooperate with Buyer and the Company in obtaining such Tax refund or credit (or other reduction in Tax liability), including through the preparation and filing of amended Tax Returns and claims for refund. In the event that any refund or credit of Taxes for which a payment has been made from Seller to Buyer under this Section 5.1(e) is subsequently reduced or disallowed, Buyer will indemnify and hold harmless Seller for any tax liability, including interest and penalties, assessed against Seller by reason of the reduction or disallowance.

                (f)            Seller will file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and will pay any Taxes due in respect of such Tax Returns and shall prepare and file such Tax Returns in a manner consistent with past practice (except as required by a change in applicable Law).  Buyer will file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and will pay any Taxes due in respect of such Tax Returns. Seller will pay Buyer the Taxes for which Seller is liable pursuant to Section 5.1(a), but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

                (g)           Buyer will promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Company of notice of any pending or threatened federal, state or local tax audits or assessments which may materially affect the tax liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to Section 5.1(a), provided that failure to comply with this provision will not affect Buyer’s right to indemnification hereunder. Seller has the sole right to represent the Company’s interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense, but Buyer shall have the right to participate in such proceeding at its own expense. Notwithstanding the foregoing, Seller may not settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyer or the Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent may not be unreasonably withheld, and will not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.

                (h)           Seller may participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to Section 5.1(a) and, with the written consent of Buyer (which consent may be withheld in Buyer’s sole and absolute discretion), and at its sole expense, may assume the entire defense of such tax claim. Neither Buyer nor the Company may agree to settle any tax claim for the portion of the year or period ending after the Closing Date which may be the subject of indemnification by Seller under Section 5.1(a) without the prior written consent of Seller, which consent may not be unreasonably withheld.

                Section 5.2            Transfer Taxes.

                All transfer Taxes which may be imposed or assessed as a result of Buyer’s acquisition of the Shares, including all transfer, documentary, sales, use, stamp, registration, conveyance, recording or similar Taxes, including any penalties and interest (collectively, the “Transfer Taxes”) will be borne equally by Seller and Buyer.  Each of Seller and Buyer shall pay such amounts due by them when due and shall provide notice, including appropriate documentation of such payment, to the other party in accordance with Section 11.13.  Promptly upon receipt of such notice, the receiving party shall reimburse one half of such payment to the party that made the original payment.  Seller and Buyer, at their own respective expense, will file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and, if required by applicable laws, will jointly execute the other party’s Tax Returns.

                Section 5.3            Information to be Provided by Buyer.

                With respect to the taxable period in 2006 prior to the Closing Date, Buyer will promptly cause the Company to prepare and provide to Seller a package of tax information materials (the “Tax Package”), which will be completed in accordance with past practice of the Company including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. Buyer will cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within one hundred twenty (120) days after the Closing Date.

                Section 5.4            Assistance and Cooperation.

After the Closing Date, each of Seller and Buyer will:

(i)                                    reasonably assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article V;

(ii)                                 reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iii)                              make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

(iv)                             provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article V, provided, that failure to comply with this provision will not affect the other party’s rights to indemnification hereunder; and

(v)                                furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period for which the other may have a liability under this Article V.

Section 5.5            Tax Sharing Agreements.

Any and all tax sharing, tax indemnity, or tax allocation agreements with respect to which the Company was a party at any time prior to the Closing will terminate upon the Closing. No further amounts will be payable by the Company under such agreements following the Closing.

Section 5.6            Other Elections and Changes.

Seller shall not elect to retain, and shall not attempt to reattribute to Seller or any of its Affiliates, any net operating loss carryovers or capital loss carryovers of the Company or any of the Company’s subsidiaries.  At its sole option, Buyer may elect, or may cause the Company to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution, or other item arising after the Closing Date that would, absent such election, be carried back to a taxable period ending on or before the Closing Date.

ARTICLE VI

Certain Covenants and Agreements

Section 6.1             Retention of Books and Records.

Buyer will cause the Company to retain, until all applicable tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company in existence on the Closing Date that are required to be retained under current retention policies and to make the same available after the Closing Date for inspection and copying by Seller or its agents at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records will be destroyed by Buyer without first advising Seller in writing detailing the contents thereof and giving Seller at least 120 days to obtain possession thereof.  Seller agrees that such records will be kept strictly confidential and used only for tax purposes.

Section 6.2            Closing Date Financial Statements.

For a period of one year from and after the Closing Date, to the extent reasonably necessary for Seller or its Affiliates to prepare consolidated financial statements or obtain any governmental permits, licenses or required filings and to comply with reporting obligations in respect thereof, upon written request of Seller, the Company will use its reasonable commercial efforts to provide, and Buyer will use its reasonable commercial efforts to cause the Company to provide, to Seller and its accountants within 20 Business Days of such request with such access to employees and Buyer’s accountants and financial information of the Company as of the Closing Date as Seller may reasonably request in the format customarily required by Seller or its subsidiaries and, upon Seller’s request, it will be accompanied by supplemental financial schedules customarily required by Seller or its subsidiaries in support of such, provided however, that such support and access may not unreasonably disrupt the business operations of the

Company or the Parent.  Seller agrees that such records will be kept strictly confidential and used only for the purpose of preparing consolidated financial statements or obtaining any governmental permits, licenses or required filings.  To the extent that the Buyer or the Company incurs any out-of-pocket expenses in providing any assistance to Seller pursuant to this Section 6.2, the Seller agrees to reimburse the Buyer and/or the Company (as applicable) within 30 days after receiving an invoice from the Buyer and/or the Company (as applicable) for such out-of-pocket expenses.

Section 6.3            Change of Company Name.

On or before January 3, 2007, Buyer will change the name of the Company to any name which does not include the name “BUCA” or “Buca di Beppo” (or anything confusingly similar to “BUCA” or “Buca di Beppo”).

Section 6.4            Landlord Estoppel Certificates.

Seller acknowledges and agrees that should it not be able to obtain from the landlord of any Real Property Lease an estoppel certificate listed on Schedule 1.3(e)(i) of the Disclosure Schedule on or prior to the Closing, at the Closing it shall deliver an estoppel certificate relating to such Real Property Lease to the Buyer in a form reasonably acceptable to the Buyer (all such estoppel certificates referred to herein as the “Seller Estoppel Certificates”).

Section 6.5            Employee Benefits.

(a)           Buyer will offer group medical and other welfare benefits to employees of the Company and their eligible dependents effective as of the Closing Date under terms and conditions substantially similar to the terms and conditions applicable to similarly situated employees of the Buyer.  Buyer will waive any otherwise applicable “pre-existing condition” exclusions under such plans for employees of the Company and their eligible dependents, and will credit such employees and eligible dependents with any deductibles, co-payments or other cost-sharing amounts incurred by the employees or eligible dependents under the Company Plans during the period beginning on the first day of the most recent plan year of the Company Plans and ending on the Closing Date.  Seller will retain any obligation to provide continuation coverage under Section 4980B of the Code with respect to any “M & A Qualified Beneficiaries” with respect to a stock sale (as described in Treasury Regulation Section 54.4980B-9 Q&A-4(b)).

(b)           Buyer will credit employees of the Company with all years of service with the Company and its Affiliates prior to the Closing Date for the purpose of determining how much vacation, holiday pay and sick pay the employees are entitled to under the applicable plans of the Buyer (subject to appropriate offset for any vacation, holiday and sick pay accrued by the employees as of the Closing Date, which accrued amounts will remain an obligation of the Company after the Closing Date), and for purposes of determining eligibility to participate and vesting percentages in any service-based employee benefit plan or program offered to the employees on or after the Closing Date (but not for purposes of benefit accrual or entitlement to any retirement, early retirement or subsidized benefits based on service).

(c)           Buyer will not assume or otherwise become liable for long-term disability payments to any employee or former employee of the Company who does not actively work for the Company or the Buyer on or after the Closing Date.

(d)           Buyer will assume any and all outstanding balances and liability under the medical expense flexible spending arrangement maintained by the Seller with respect to employees of the Company as of the Closing Date and will continue such arrangement for the remaining portion of the plan year, recognizing any coverage and contribution election made by such employees for the plan year, and providing for continued contributions on a pre-tax basis under a cafeteria plan, within the meaning of Section 125 of the Code, of the Buyer or established for the Company by the Buyer.

(e)           Buyer will allow employees of the Company to roll over any eligible roll over distribution, as defined in Section 402(f)(2) of the Code, received after the Closing Date from the defined contribution plan sponsored by the Seller to a defined contribution plan sponsored by the Buyer or established for the Company by the Buyer and, in the case of any such employee who has an outstanding loan from the plan, will allow such employee to rollover such loan in-kind and continue repayment of such loan under the recipient plan.

(f)            Seller has taken such actions as are necessary or appropriate to remove the Company as a participating employer under the Company Plans effective as of the Closing Date.

(g)           On the Closing Date, the Seller will pay an aggregate of $125,000.00 to employees of the Company pursuant to those Contracts set forth on Schedule 6.5(g) of the Disclosure Schedule.

Section 6.6            Litigation.

(a)           In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (each, an “Action”) in connection with (other than any Action being pursued by any party to this Agreement against another party to this Agreement): (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the Business, each of the other parties will reasonably cooperate with such party and such party’s counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article IX).

(b)           The Seller understands and agrees that after the Closing Date the Company alone (and without the consent of the Seller) shall have the authority to prosecute, defend against, compromise and settle all Actions based upon any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the Business, including, but not limited to, those Actions set forth on Schedule 3.8 of the Disclosure Schedules, provided however, that the Company may not consent to the entry of a judgment in such Action or effect a settlement of any such Action (collectively, a “Settlement”) without the prior written consent of the Seller unless: (i) the Seller is not required to pay or deliver any consideration in connection with such Settlement, and (ii) if the Seller is a named defendant in such Action at the time of such Settlement, the plaintiff or claimant provides the Seller with a release from any and all claims brought in such Action against the Seller.

Section 6.7            Licenses.

Seller agrees it shall: (a) cause the employees and/or officers of Seller, as approved by the relevant state and/or local licensing agencies and requested by Buyer, to execute all license renewal applications for 2007, including all liquor license applications, required to operate the Business (as conducted on the Closing Date) on behalf of Buyer; and (b) cause any such license renewal application to be executed and delivered to the Buyer within five (5) Business Days after the delivery of the application to the Seller.

Section 6.8            Further Assurances.

At any time after the Closing Date, Seller and Buyer will, and Buyer will cause the Company to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

Section 6.9            Maintenance of Government Authorizations.

Seller and the Company shall use reasonably commercial efforts to not take any action or permit any of any of their representatives to take any action which would cause any Governmental Authority to institute proceedings regarding any of the Government Authorizations or take any other action which would result in the Company being in noncompliance in any material respect with the requirements of any Governmental Authority having jurisdiction thereof.

Section 6.10         No Hire; Non-Solicitation.

(a)           For a period of one (1) year after the Closing Date, neither the Seller nor any of its Affiliates shall hire, recruit or otherwise solicit or induce any Company Subject Employees (as defined below) to terminate their employment or engagement with, or otherwise cease their relationships with, the Company or its Affiliates. As used herein, the term “Subject Employees” means employees (at the Assistant General Manager level or above) or consultants of the Company: (i) who are employees or consultants of the Company on the Closing Date; (ii) who are employees or consultants of the Company at any time after the Closing Date; or (iii) who were employees or consultants of the Company at any time during the six months prior to the Closing Date.

(b)           For a period of one (1) year after the Closing Date, neither Parent nor any of its Affiliates shall hire, recruit or otherwise solicit or induce any Seller Subject Employees (as defined below) to terminate their employment or engagement with, or otherwise cease their relationships with, Seller or its Affiliates.  As used herein, the term “Seller Subject Employees” means employees (at the Assistant Manager level or above) or consultants of Seller: (i) who are employees or consultants of the Seller on the Closing Date; (ii) who are employees or consultants of the Seller at any time after the Closing Date; or (iii) who were employees or consultants of the Seller at any time during the six months prior to the Closing Date.

Section 6.11         Seekonk/Shrewsbury Lease.

During the Term (as defined in the Seekonk/Shrewsbury Lease) of the Seekonk/Shrewsbury Lease, Seller will pay fifty percent (50%) of all Losses (as such Losses are sustained or incurred) sustained or incurred arising out of the assertion by the Lessor (as defined in the Seekonk/Shrewsbury Lease) under Seekonk/Shrewsbury Lease that either the consummation of the transactions contemplated by this Agreement constitutes a default by the Lessee (as defined in the Seekonk/Shrewsbury Lease) under the Seekonk/Shrewsbury Lease or that a change in the use of the premises from a “Vinny T’s” restaurant to another restaurant concept constitutes a default by the Lessee under the Seekonk/Shrewsbury Lease

ARTICLE VII

[Intentionally Omitted]

ARTICLE VIII

[Intentionally Omitted]

ARTICLE IX

Survival And Indemnification

Section 9.1            Survival of Representations, Warranties, Covenants and Agreements; Certain Limitations.

(a)           Notwithstanding any otherwise applicable statute of limitations, but subject to Section 9.6 below, the representations and warranties included or provided for herein and the Seller Estoppel Certificates will survive the Closing until one year after the Closing Date; provided, however, that: (a) (i) any representation or warranty contained in Sections 3.8 and 3.16 and (ii) any third party claim relating to such representations and warranties, will survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters; and (b) (i) any representation and warranty contained in Sections 3.1, 3.2, 3.3, 3.4, 3.7 (solely to the extent related to title), 3.12, 3.21, 4.1, 4.2, 4.3 and Article V hereof (the “Purchase Price Cap Representations and Warranties”) and (ii) any third party claim relating to such representations and warranties, will survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters.  The covenants and other agreements contained in this Agreement to be performed after Closing will survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later.

(b)           Except with regard to the covenants under Section 1.1 hereof, in no event will Buyer and Parent be liable to Seller under Section 9.2 or Seller be liable to Buyer and Parent under Section 9.3, until the aggregate amount of the indemnification obligation of the respective party thereunder exceeds $100,000.00 (the “Basket”), at which point the Seller or the Buyer (as applicable) shall be responsible for all Losses (as defined below) above the value of the Basket.

(c)           Except with regard to the Purchase Price Cap Representations and Warranties and the exceptions set forth in Section 9.6, in no event will Buyer and Parent be liable to Seller under Section 9.2 or Seller be liable to Buyer and Parent under Section 9.3, in an amount exceeding $1,500,000.00.  With regard to the Purchase Price Cap Representations and Warranties, in no event will Buyer and Parent be liable to Seller under Section 9.2 or Seller be liable to Buyer and Parent under Section 9.3, in an amount exceeding the Purchase Price.

Section 9.2            Indemnification by Buyer and Parent.

(a)           For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 9.1 hereof, Buyer and Parent will, subject to the limitations set forth in Section 9.1 hereof, indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, shareholders, attorneys, accountants and agents (“Seller Indemnified Parties”) against and in respect of all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby, excluding, however, any consequential and punitive damages, diminution in value and lost profits except in the event of claims based on fraud as set forth in Section 9.6 below) (collectively, “Losses”) sustained or incurred arising out of any breaches of Buyer’s and Parent’s representations, warranties, covenants and agreements set forth in this Agreement (other than representations, warranties, covenants and agreements set forth in Article V, as to which the indemnification provisions set forth in Article V will govern).

(b)           Any payments due to Seller pursuant to this Section 9.2 or Article V will be satisfied by the Buyer within 10 days of the liability for such payment maturing in accordance with Section 9.5 hereof by wire transfer to an account designated by Seller in the Claim Notice.

Any amounts paid under this Section 9.2 or Article V will be treated as an adjustment to the Purchase Price for all Tax purposes.

Section 9.3            Indemnification by Seller.

(a)           For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 9.1 hereof Seller will, subject to the limitations set forth in Section 9.1 hereof, indemnify, defend and hold harmless Parent, Buyer and their Affiliates, and their respective directors, officers, employees, shareholders, attorneys, accountants and agents (“Buyer Indemnified Parties” and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”) against and in respect of all Losses sustained or incurred arising out of any breaches of Seller’s or the Company’s representations, warranties, covenants and agreements set forth in this Agreement (other than representations, warranties, covenants and agreements set forth in Article V, as to which the indemnification provisions set forth in Article V will govern).

(b)        Any amounts due to Buyer pursuant to this Section 9.3 or Article V will be satisfied (i) first by reducing the outstanding principal balance of, and unpaid interest on, the Promissory Note, and (ii) if there is no outstanding principal balance of, or unpaid interest on, the Promissory Note, by the Seller, making payment within 10 days of the liability for such payment maturing in accordance with in Section 9.5 by wire transfer to an account designated by Buyer in the related Claim Notice.  Any amounts by which the Promissory Note is reduced or that is paid under this Section 9.3 or Article V will be treated as an adjustment to the Purchase Price for all Tax purposes.  In the event of a required reduction in the principal amount of or interest under the Promissory Note under this Section 9.3(b), Buyer and Seller covenant and agree to execute an amendment to the Promissory Note within 10 days following the date upon which the liability for such payment maturing in accordance with in Section 9.5 occurs, such amendment to reflect the required reduction and that no interest shall accrue (or shall have ever accrued) on the amount of the required reduction, and such amendment to be reasonably satisfactory in form and substance to Buyer and the Seller.

Section 9.4        Indemnification as Sole Remedy.

The indemnity provided in Articles V and IX of this Agreement as it relates to this Agreement and the transactions contemplated by this Agreement will be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for Losses sustained or incurred arising out of this Agreement and the transactions contemplated by this Agreement, provided however, that a breach of the covenant contained in Section 6.11 hereof shall not be the sole and exclusive remedy of the parties hereto.

Section 9.5            Method of Asserting Claims, Etc.

All claims for indemnification by the Indemnified Parties hereunder will be asserted and resolved as set forth in this Section 9.5 except for claims pursuant to Article V hereof (as to which the provisions of Article V will be applicable).  In the event that any written claim or demand for which Buyer or Seller, as the case may be (the “Indemnifying Party”), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party will promptly, but in no event more than ten days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not in any manner prejudice the right of the Indemnified Party to indemnification to the fullest extent provided hereunder) (the “Third Party Claim Notice”) and in the event that an Indemnified Party asserts a claim for indemnity under this Article IX, not including a third party claim, the Indemnified Party will notify the Indemnifying Party promptly following its discovery of the facts or circumstances giving rise thereto (together, with a Third Party Claim Notice, a “Claim Notice”); provided, that the failure to notify on the part of the Indemnified Party in the manner set forth herein will not foreclose any rights otherwise available to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure to notify. The Indemnifying Party will have thirty (30) days from the receipt of the Claim Notice (except that such a period will be decreased to a time ten (10) days before a scheduled appearance date in a litigated matter) (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand will be a liability of, and will be paid by, the Indemnifying Party; provided, however, that the amount of such expenses will be a liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 9.1 hereof.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand (if it is a third party claim), and except as hereinafter provided, the Indemnifying Party will have the right to defend the Indemnified Party by appropriate proceedings and by counsel reasonably acceptable to the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. The Indemnified Party will not settle a claim or demand without the consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed.  The Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand: (a) without obtaining an unconditional and full release in favor of the Indemnified Party with regard to such claim or demand, and (b) on a basis which would result in the imposition of a Court Order which would restrict the future activity or conduct of, or which would otherwise be reasonably likely to have a material adverse effect on, the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion of any such claim or demand as to which such defense is unsuccessful (and all reasonable costs and expenses pertaining to such defense) will be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 9.1 hereof. To the extent the Indemnifying Party controls or participates in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and will permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party will use its commercially reasonable efforts in the defense of all such claims, and in connection therewith will be entitled to reimbursement by the Indemnifying Party of expenses directly related to efforts undertaken at the specific request of the Indemnifying Party.

Section 9.6            Exceptions.

Nothing in this Agreement will affect or otherwise limit: (a) the ability of any Indemnified Party to pursue an action against any Indemnifying Party based on fraud; (b) the ability of Buyer to pursue an action against the Seller for any Encumbrances or other liabilities relating to (i) that certain Revolving Credit and Term Loan Agreement dated as of September 30, 2002 among the Seller, the Guarantors named therein, and Fleet National Bank, as Administrative Agent with other lending institutions listed on Schedule 1 to such agreement and SunTrust Bank, as Syndication Agent and (ii) the UCC financing statements listed on Schedule 9.6 of the Disclosure Schedules, which the Seller represents and warrants are the only UCC financing statements filed by Fleet National Bank (or any of its Affiliates) relating to the assets of the Company or the Business (the “Fleet Matters”); or (c) the ability of Buyer to pursue an action against the Seller for a breach of Section 6.11 hereof.  Any claim based on: (x) fraud or the Fleet Matters will be without respect to the limitations set forth in Sections 9.1 and 9.4; or (y) a breach of Section 6.11 hereof will be without respect to the limitations set forth in Section 9.1 and 9.4, provided however, the Buyer’s right to pursue a claim based upon a breach of Section 6.11 shall terminate upon the termination of the Term (as defined in the Seekonk/Shrewsbury Lease) of the Seekonk/Shrewsbury Lease.

Section 9.7            Effect of Purchase Price Adjustment.

To the extent that any Loss that would otherwise entitle a party to indemnification hereunder (i) is reflected as a Current Liability in the Final Report prepared in accordance with Section 2.1 of this Agreement, and (ii) the inclusion of such Current Liability in the Final Report results in, or changes, the amount of any adjustment under Section 2.2 hereof by the amount of such Currently Liability, such Loss will not entitle such party to indemnification hereunder.

ARTICLE X

Definitions

Section 10.1         Specific Definitions.

As used in this Agreement, the following terms have the meanings set forth or referenced below:

“2004/2005 Statements” has the meaning set forth in Section 3.5.

“2006 Statement” has the meaning set forth in Section 3.5.

“Acquisition Transaction” means any sale, merger, consolidation or other business combination involving the Company or the Business, acquisition of capital stock of either of the Company or the Seller (which would affect the ownership of the Business), sale of assets used in connection with the Business or inquiries or proposals concerning, or which could reasonably be expected to lead to, any of the foregoing.

“Action” has the meaning set forth in Section 6.6(a).

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Agreement and all Schedules and Exhibits to this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 3.1.

“Balance Sheet” has the meaning set forth in Section 3.5.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“Balance Sheets” has the meaning set forth in Section 3.5.

“Basket” has the meaning set forth in Section 9.1(b).

“BB&T” has the meaning set forth in Section 3.21.

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the city of Minneapolis, MN are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.3(a).

“BUCA Credit Agreement” has the meaning set forth in Section 1.2.

“Cash Payment” has the meaning set forth in Section 1.1(b)(i).

“Claim Notice” has the meaning set forth in Section 9.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Current Liabilities” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 1.2.

“CPA” has the meaning set forth in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Plans” has the meaning set forth in Section 3.15(b).

“Company Releases” has the meaning set forth in Section 1.3(h)

“Contracts” has the meaning set forth in Section 3.1.

“Court Order” means a court order, judgment, administrative or judicial order, writ, decree, stipulation, arbitration award or injunction.

“Current Liabilities” has the meaning set forth in Section 2.1(a)(ii).

“D/B/A Contracts” has the meaning set forth in Section 3.10(b).

“Dedham K&L” has the meaning set forth in Section 1.3(i).

“Dedham Shares” has the meaning set forth in Section 3.4.

“Disclosure Schedules” has the meaning set forth in the first paragraph of Article III.

“Encumbrances” has the meaning set forth in Section 3.3.

“Enforcement Exceptions” has the meaning set forth in Section 3.1.

“Environmental Law” means any law, regulation, code, license, permit, order, judgment, decree or injunction of the United States, any State or political subdivision thereof (including any court thereof and any Governmental Entity) relating primarily to the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance as in effect on the date hereof.

“Environmental Site” means any properties or facilities currently or, to the Knowledge of the Seller and the Company, formerly owned or leased by the Company or any predecessor in interest of the Company.

“ERISA” has the Employee Retirement Income Security Act of 1974, as amended.

“Final Report” has the meaning set forth in Section 2.1(b).

“Final Report Date” has the meaning set forth in Section 2.1(b).

“Financial Statements” has the meaning set forth in Section 3.5.

“Fleet Matters” has the meaning set forth in Section 9.6.

“Former Real Property” means any real properties that, to the Knowledge of the Seller or the Company, were formerly owned or leased by the Company.

“GAAP” means United States generally accepted accounting principles.

“Government Authorizations” means any license, permit, order, franchise agreement, concession, grant, authorization, consent or approval from a Governmental Entity, including, but not limited to, liquor licenses.

“Governmental Entity” means any governmental or regulatory authority, agency, commission, body or other governmental entity of the United States of America or any State or political subdivision thereof.

“Guaranty” has the meaning set forth in Section 1.3(m).

“Hazardous Materials” means any substance, material or waste which is regulated by an Environmental Law, including, without limitation, any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste” or “restricted hazardous waste,” “subject waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including, but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

“Income Statements” has the meaning set forth in Section 3.5.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Intellectual Property” means trademarks, trademark applications, service marks, service mark applications, trade dress, trade secrets, inventions, patents, patent applications, computer software, copyrights, menus, signage, décor, operating processes and procedures, food preparation and ingredients lists, recipes, know-how and manner and method of operation related to the “Vinny T” restaurant concept, and any other property or intellectual property of any Person.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the Company, arising after due inquiry of Roger Dubois and the Company’s executive officers, but without the conduct by the Company of any independent investigation with respect to the facts or matters specified (ii) with respect to Seller, the actual knowledge of Seller, arising after due inquiry of Seller’s Chief Financial Officer and Seller’s General Counsel, but without the conduct by Seller of any independent investigation with respect to the facts or matters specified (iii)

respect to any other Person, the actual knowledge of such other Person, arising after due inquiry of such other Person’s executive officers, but without the conduct by such other Person of any independent investigation with respect to the facts or matters specified.

“Law” has the meaning set forth in Section 3.1.

“Leased Real Property” has the meaning set forth in Section 3.7(b).

“Liability” means any liability, indebtedness, or obligation, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Losses” has the meaning set forth in Section 9.2(a).

“Major Marks” has the meaning set forth in Section 3.13(b).

“Material Adverse Effect” means a material adverse effect on the business, financial condition (financial or otherwise), properties, assets, liabilities, operations or results of operations of the Company or the Business, excluding, however, (a) the reaction (including subsequent actions) of third parties to the transactions contemplated herein; (b) conditions generally affecting the industries in which such Person operates or the U.S. economy as a whole; (c) national or international political or social conditions, including the engagement by the United States in, or escalation of, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (e) the payment of any amounts due to, or the provision of any other benefits (including employee benefits or payments to employees) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date hereof; (f) compliance with the terms of, or the taking of any action required by, this Agreement; or (g) any change in GAAP or other accounting requirement or principle or any change in applicable Law or the interpretation thereof; (h) any action required to be taken under applicable Law.

“Maximum Net Working Capital” has the meaning set forth in Section 2.2(a).

“Minimum Net Working Capital” has the meaning set forth in Section 2.2(a).

“Net Working Capital” has the meaning set forth in Section 2.2(a).

“Non-Cash Current Assets” has the meaning set forth in Section 2.1(a)(i).

“Notice Period” has the meaning set forth in Section 9.5.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent 2004/2005 Statements” has the meaning set forth in Section 4.4.

“Parent 2006 Statements” has the meaning set forth in Section 4.4.

“Parent Financial Statements” has the meaning set forth in Section 4.4.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, entity or Governmental Entity.

“Preliminary Report” has the meaning set forth in Section 2.1(b).

“Promissory Note” has the meaning set forth in Section 1.1(b)(ii).

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchase Price Cap Representations and Warranties” has the meaning set forth in Section 9.1(a).

“Real Property Leases” has the meaning set forth in Section 3.7(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seekonk/Shrewsbury Lease” means that certain Commercial Property Lease dated February 2, 2001 for property located at 7 Boston Turnpike, Shrewsbury, Massachusetts and 353 Highland Ave., Seekonk, Massachusetts.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Estoppel Certificates” has the meaning set forth in Section 6.4.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Seller Subject Employees” has the meaning set forth in Section 6.9(b).

“Seller’s Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller and the Company.

“Settlement” has the meaning set forth in Section 6.6(b).

“Shares” has the meaning set forth in Section 1.1.

“Subject Employees” has the meaning set forth in Section 6.10(a).

“Tax Package” has the meaning set forth in Section 5.3.

“Tax Returns” means all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including, without limitation, consolidated federal income tax returns of Seller’s Group.

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim Notice” has the meaning set forth in Section 9.5.

“Transfer Taxes” has the meaning set forth in Section 5.2.

“Transition Services Agreement” has the meaning set forth in Section 1.3(p).

“WFF” has the meaning set forth in Section 1.2.

Section 10.2         Other Terms.

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, have such meaning indicated throughout this Agreement.

Section 10.3         Other Definitional Provisions.

(a)           The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c)           The terms “dollars” and “$” mean United States dollars.

ARTICLE XI

Miscellaneous

Section 11.1         Amendment and Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller, Parent and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.2         Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties will bear their own respective costs and expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 11.3         Confidentiality.

Seller and the Company (which for purposes of this Section 11.3 will be considered collectively as a party) and Parent and Buyer (which for purposes of this Section 11.3 will be considered collectively as a party) will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (c) the furnishing or use of such information is required by legal proceedings, provided that the party who desires to disclose such information provides 14 days written notice to the party whose information is to be disclosed prior to the date of such disclosure, or (d) as set forth in Section 11.4.  If the transactions contemplated hereby are not consummated, each party will return or destroy all written information as the other party may reasonably request.  Each party agrees to comply with this Section 11.3 at all times (including at any time prior to the Closing) and this Section 11.3 will survive the termination of this Agreement, provided however, if the transactions contemplated by this Agreement are consummated, then the obligations contained in this Section 11.3 shall not apply to Parent or Buyer.

Section 11.4         Public Disclosure.

(a)           Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or the rules and regulations of each stock market or stock exchange, as applicable, upon which the securities of one of the parties or its Affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto; provided, however, that to the extent that either party to this Agreement is required by law or the rules and regulations of any stock market or stock exchange, as applicable, upon which the securities of one of the parties or its Affiliates is listed to make such a public disclosure, such public disclosure will only be made after prior consultation with the other party to this Agreement.

(b)           Notwithstanding Section 11.4(a) above, each party hereby acknowledges that Seller may, without prior consultation with Buyer, file a copy of the Agreement (but not the

Schedules to this Agreement, unless required by the Securities and Exchange Commission) with the Securities and Exchange Commission upon execution of the Agreement by all parties.

Section 11.5         Assignment.

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, provided however, that the Buyer may assign any of its rights and obligations under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (without the prior written consent of the Seller or the Company) to one or more Affiliates of the Buyer, so long as the obligations of Parent under the Guaranty will apply to such Affiliate of Buyer.

Section 11.6         Entire Agreement.

This Agreement and the Ancillary Agreements (including all Exhibits and Schedules hereto and thereto) contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.7         Fulfillment of Obligations.

Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, will be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.8         Parties in Interest; No Third Party Beneficiaries.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Parent, Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.9         Schedules.

A disclosure made by Seller or the Company in any section of this Agreement or any section of the Disclosure Schedules will expressly not be deemed to constitute an admission by Seller or the Company, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

Section 11.10       Interpretation.

The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and the Ancillary Agreements and have contributed to their revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 11.11       Counterparts.

This Agreement and any amendments hereto may be executed in one or more counterparts, each of which will be deemed to be an original by the parties executing such counterpart, but all of which will be considered one and the same instrument.

Section 11.12       Section Headings.

The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 11.13       Notices.

All notices hereunder will be deemed given if in writing and delivered personally or sent by facsimile or by nationally recognized overnight courier to the parties at the following addresses (or at such other addresses as will be specified by like notice):

(a)           if to Seller or, prior to Closing, the Company, to:

BUCA, Inc.
1300 Nicollet Mall
Suite 5003
Minneapolis, MN  55403
Attention: Richard G. Erstad
Facsimile No.:  612-225-3586

With a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Douglas P. Long
Facsimile No.:  612-766-1600

(b)           if to Buyer or Parent or, after the Closing, the Company, to:

Bertucci’s Corporation
155 Otis Street
Northborough, MA 01532
Attn: David G. Lloyd
Facsimile No.: (508) 393-8406

With a copy to:

Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
Attn: Carl Axelrod
Facsimile No.: (617) 856-8201

Any notice given by nationally recognized overnight courier will be deemed to be received one Business Day after deposit with such overnight courier.  Any notice given by facsimile shall be deemed to have been received on the day when sent, provided however, if the facsimile is sent after 5:00 p.m. (EST) on a Business Day or is not sent on a Business Day, then it shall be deemed to have been received on the next Business Day.

Section 11.14       Governing Law.

The validity, interpretation and effect of this Agreement will be governed exclusively by the laws of the State of Minnesota, without giving effect to any conflict of law provision thereof.

Section 11.15       Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances will not be affected by such invalidity or unenforceability.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

BUCA, INC.
By:	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer
BUCA RESTAURANTS 3, INC.
By:	/s/ Wallace B. Doolin
Wallace B. Doolin
Chief Executive Officer
BERTUCCI’S CORPORATION
By:	/s/ Stephen V. Clark
Stephen V. Clark
Chief Executive Officer
VINNY T’S ACQUISITION CORPORATION
By:	/s/ Stephen V. Clark
Stephen V. Clark
President